Mail Stop 4720

September 23, 2009

By U.S. Mail and facsimile (617)664-8209

Mr. Ronald E. Logue
Chairman and Chief Executive Officer
State Street Corporation
One Lincoln Street
Boston, Massachusetts 02111

Re:	State Street Corporation
Form 10-K for year ended December 31, 2008
	File No. 001-07511


Dear Mr. Logue:

      We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,



								Christian Windsor
								Special Counsel
								Office of Financial
Services


Mr. Scott Ford
Alltel Corporation
December 13, 2005
Page 3



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

DIVISION OF
  CORPORATION FINANCE